SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Chico’s FAS, Inc.

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This Supplement is being provided to update the biographical information of Bonnie R. Brooks under “Election of Directors” on page 11 of the definitive proxy statement (the “Proxy Statement”) filed by Chico’s FAS, Inc. (the “Company”) on June 6, 2016 with the Securities and Exchange Commission, which was distributed in connection with the Company’s Annual Meeting of Stockholders scheduled for July 21, 2016 (the “Annual Meeting”). The Proxy Statement indicated that Ms. Brooks, one of the nominees to the Company’s Board of Directors (the “Board”) recommended by the Board for election at the Annual Meeting, had advised the Board that she will not be standing for re-election to the Board of Directors of Empire Company, Ltd. in connection with their next annual meeting in September. This Supplement is being provided to inform you that Ms. Brooks has resigned from the Board of Directors of Empire Company, Ltd., effective July 4, 2016.

In addition, the materials attached as Exhibit 1 may be provided to stockholders of the Company. The materials attached as Exhibits are being filed by the Company in HTML format and PDF format as a convenience for readers.

Finally, the Company today made available to stockholders of the Company the following statement and the materials attached as Exhibit 2:

As demonstrated by its consistent recommended brick and mortar strategy for Chico’s FAS, and as most recently evidenced in its presentation filed on June 30, 2016, The Barington Group simply does not understand the current retail environment and how consumers engage with brands today. Barington’s presentation also includes misleading statements about the Company’s capital allocation and the decisive actions that the Chico’s FAS Board of Directors has taken to address challenging operating conditions.

Chico’s FAS announced the acquisition of Boston Proper on August 17, 2011. The transaction closed on September 20 the same year. The transaction was undertaken against a backdrop of record earnings for Chico’s FAS and consolidation activity across the industry, particularly among retailers focused on in-store sales. On February 22, 2012, the Company announced fiscal year 2011 fourth quarter and full year earnings. Annual sales reached $2 billion for the first time, and comparable sales were +8.2% for the full year. The fourth quarter marked the 11th straight quarter of comparable sales increases.

At the time of the acquisition, Boston Proper was a privately held women’s clothing retail brand that operated a direct-to-consumer model (primarily through the catalog channel). Encouraged by the successful growth of both the White House Black Market and Soma brands, and by its strong financial performance, Chico’s FAS identified Boston Proper as an opportunity to strengthen its own operating model through the addition of direct-to-consumer expertise, as well as reinforce the Boston Proper proposition through the Company’s brick and mortar expertise.

Chico’s FAS continued to deliver strong results through the end of fiscal year 2012. In February 2013, the Company announced earnings for the fiscal year 2012 fourth quarter and full year. Comparable sales in the fourth quarter were +3.7%, with a two-year stack of 12.4%. The Company also announced its intention to open the first Boston Proper stores in the following year.

Beginning in fiscal year 2013, however, the Company experienced more challenging macro-economic conditions, which were reflected in its financial performance. These challenging conditions were felt across the apparel retail sector, with several of the Company’s women’s apparel peers eventually filing for bankruptcy or announcing significant restructuring programs (including Cache, Christopher & Banks, Coldwater Creek and New York & Company).

Along with challenging macro-economic conditions, the apparel retail sector also experienced an accelerating shift towards digital channels, at the expense of traditional channels such as brick and mortar and catalog. This, in turn, had significant implications for the strategy that the Company was pursuing for Boston Proper, and the Company recorded a write-down on the asset for the first time in the fiscal third quarter of 2013.

The Board acted rapidly to address the issues that Chico’s FAS and the apparel retail industry were facing. In June 2014, the Company announced the appointment of its current Chief Financial Officer, Todd Vogensen. In February

2015, the Company announced measures to reduce capital expenditures, accelerate the rationalization of its store portfolio and reduce its headcount by 12%.

Separately the Company took steps to address the challenging conditions facing Boston Proper, in particular, by commencing a comprehensive strategic review. In June 2015, following conclusion of its review process, the Board resolved to sell Boston Proper’s direct-to-consumer business and close down its stores, a step that was announced with earnings in August of that year. In November 2015, the Company announced the signing of a letter of intent to sell the business, and the transaction was completed in January 2016.

In parallel, the Board had been taking steps to refresh leadership positions at the Company. In addition to replacing the CFO in June 2014, David Walker was appointed as independent Chair of the Board in the following June. In May 2015, the Board commenced a search for a new CEO, resulting in the October 2015 appointment of Shelley Broader as Chief Executive Officer and President.

It is important to note that while Boston Proper did not meet expectations, it did not detract from the Company’s capital allocation strategy to support growth initiatives and capital returns. Indeed, investments made in digital commerce and marketing during that timeframe are what power the Company’s omni-channel technology leadership today. In addition, the Company continued with its prudent return of capital to shareholders, returning nearly $1.1 billion to Chico’s FAS shareholders through dividends and share repurchases from 2011 to 2015.

From a strategic perspective, the experience with Boston Proper has reinforced the Board’s view that the Company’s growth strategies must be consistent with the needs of each individual brand, including how customers connect with the brand. It also influences the way the Board and management think about all of the Chico’s FAS brands today, including Soma, and is one reason why the Board strongly believes Barington’s suggestion to add 200 to 300 Soma stores in the next five years is flawed and out of touch with the current retail environment. Barington’s aggressive store growth plan is inconsistent with how consumers connect with Soma where an increasing percentage of sales is occurring through digital channels.

Barington’s calculations regarding Boston Proper are also incorrect and misleading. Boston Proper’s original purchase price was $214 million in cash, including amounts due with respect to working capital. Due to the apparel retail marketing challenges described above and the inability to retain and grow Boston Proper customers through on-line and brick and mortar stores, the Company recorded $187 million in after-tax goodwill and impairment write-downs, and sold the catalog and on-line business in the fourth quarter of 2015 for approximately $10 million in cash.

On a GAAP basis, return on equity for fiscal year 2015 was 0.25%1, but when adjusting for charges related to impairment and strategic restructuring actions (including in relation to the disposition of Boston Proper which the market has applauded), return on equity for fiscal year 2015 was 11.75%2.

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1 Return on equity calculated as GAAP net income over average shareholders’ equity.
2 Return on equity calculated as non-GAAP net income over average shareholders’ equity.

Non-GAAP Reconciliation

Fiscal 2015
Net income / (loss):
GAAP basis	$1,946
Goodwill and intangible impairment charges, net of tax	$88,350
Restructuring and strategic charges, net of tax	$30,305
Tax benefit related to the disposition of Boston Proper	($27,609)
Non-GAAP adjusted basis	$92,992

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained herein may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance, including but without limitation, statements regarding our plans, objectives, and future success of our store concepts, the implementation of our previously announced restructuring program, and implementation of our program to increase the sales volume and profitability of our existing brands through four previously announced focus areas. These statements may address items such as future sales, gross margin expectations, SG&A expectations, operating margin expectations, planned store openings, closings and expansions, future comparable sales, inventory levels, and future cash needs. These statements relate to expectations concerning matters that are not historical fact and may include the words or phrases such as "expects," "believes," "anticipates," "plans," "estimates," "approximately," "our planning assumptions," "future outlook," and similar expressions. Except for historical information, matters discussed in such oral and written statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic and business conditions, conditions in the specialty retail industry, the availability of quality store sites, the ability to successfully execute our business strategies, the ability to achieve the results of our restructuring program, the ability to achieve the results of our four focus areas, the integration of our new management team, and those described in Item 1A, "Risk Factors" and in the "Forward-Looking Statements" disclosure in Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Form 10-K. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Investors using forward-looking statements are encouraged to review the Company's latest annual report on Form 10-K, its filings on Form 10-Q, management's discussion and analysis in the Company's latest annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

Additional Information

Chico's FAS, its directors and certain of its executive officers are participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company's 2016 Annual Meeting. The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. Shareholders can obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC's website at www.sec.gov. Copies are also available at no charge at the Company's website at www.chicosfas.com, by writing to Chico's FAS at 11215 Metro Parkway, Fort Myers, FL 33966, or by calling the Company's proxy solicitor, Innisfree, toll-free at (877) 825-8971.